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                        SANFORD C. BERNSTEIN & CO., LLC

                                 CODE OF ETHICS

                                   APRIL 2002







               Sanford C. Bernstein & Co., LLC is a subsidiary of
                        Alliance Capital Management L.P.


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                         SANFORD C. BERNSTEIN & CO., LLC

                                 CODE OF ETHICS

     Sanford C. Bernstein & Co., LLC is a wholly-owned indirect subsidiary of Alliance Capital Management L.P. The Code of Ethics of Sanford C. Bernstein & Co., LLC is currently comprised of the Code of Ethics of Alliance Capital Management L.P. and certain additional rules of conduct and trading restrictions that are specifically applicable to staff members of Sanford C. Bernstein & Co., LLC.

                                       i

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                         SANFORD C. BERNSTEIN & CO., LLC

                                 CODE OF ETHICS

                                     PART I

               CODE OF ETHICS OF ALLIANCE CAPITAL MANAGEMENT L.P.

                                                                               1
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                                                                      April 2002

                        ALLIANCE CAPITAL MANAGEMENT L.P.

         CODE OF ETHICS AND STATEMENT OF POLICY AND PROCEDURES REGARDING
                        PERSONAL SECURITIES TRANSACTIONS

1.   PURPOSES

     (a) Alliance Capital Management L.P. ("Alliance", "we" or "us") is a registered investment adviser and acts as investment manager or adviser to investment companies and other Clients. In this capacity, we serve as fiduciaries and owe our Clients an undivided duty of loyalty. We must avoid even the appearance of a conflict that may compromise the trust Clients have placed in us and must insist on strict adherence to fiduciary standards and compliance with all applicable federal and state securities laws. Adherence to this Code of Ethics and Statement of Policy and Procedures Regarding Personal Securities Transactions (the "Code and Statement") is a fundamental condition of service with us, any of our subsidiaries or our general partner (the "Alliance Group").

     (b) The Code and Statement is intended to comply with Rule 17j-1 under the Investment Company Act which applies to us because we serve as an investment adviser to registered investment companies. Rule 17j-1 specifically requires us to adopt a code of ethics that contains provisions reasonably necessary to prevent our "access persons" (defined in Rule 17j-1 to cover persons such as officers, directors, portfolio managers, traders, research analysts and others) from engaging in fraudulent conduct, including insider trading. Each investment company we advise has also adopted a code of ethics with respect to its access persons. As set forth in Section 3 below, our Code and Statement applies to all Employees and all other individuals who are Access Persons. The Code and Statement is also intended to comply with the provisions of Rule 204-2 under the Investment Advisers Act of 1940 (the "Advisers Act") which requires us to maintain records of securities transactions in which certain of our personnel have any Beneficial Ownership.

     (c) All Employees and all other individuals who are Access Persons (collectively, "you") also serve as fiduciaries with respect to our Clients and in this capacity you owe an undivided duty of loyalty to our Clients. As part of this duty and as expressed throughout the Code and Statement, you must at all times:

          (i)  Place the interests of our Clients first;

          (ii) Conduct all personal securities transactions consistent with this Code and Statement and in such a manner that avoids any actual or potential conflict of interest or any abuse of your responsibility and position of trust; and

          (iii)Abide   by  the   fundamental   standard   that   you  not   take
               inappropriate advantage of your position.

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     (d)  This Code and  Statement  does not  attempt to identify  all  possible conflicts of interests and literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct which violates your fiduciary duties to our Clients. In addition to the specific prohibitions contained in this Code and Statement, you are also subject to a general requirement not to engage in any act or practice that would defraud our Clients. This general prohibition includes, in connection with the purchase or sale of a Security held or to be acquired or sold (as this phrase is defined below in Section 2(k)) by a Client:

          (i)  Making any untrue statement of a material fact;

          (ii) Creating materially misleading impressions by omitting to state or failing to provide any information necessary to make any statements made, in light of the circumstances in which they are made, not misleading;

          (iii)Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of and in the best interest of our Clients;

          (iv) Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to you or anyone other than our Clients;

          (v) Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a Client in order to avoid economic injury to you or anyone other than our Clients;

          (vi) Purchasing or selling a Security on the basis of knowledge of a possible trade by or for a Client;

          (vii)Revealing to any other person (except in the normal course of your duties on behalf of a Client) any information regarding Securities transactions by any Client or the consideration by any Client of Alliance of any such Securities transactions; or

          (viii) Engaging in any manipulative practice with respect to any Client.

     (e) The provisions contained in this Code and Statement must be followed when making a personal securities transaction. These policies and procedures, which must be followed, are considerably more restrictive and time-consuming than those applying to investments in the mutual funds and other Clients we advise. If you are not prepared to comply with these policies and procedures, you must forego personal trading.

                                                                               3

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2.   Definitions

     The following definitions apply for purposes of the Code and Statement in addition to the definitions contained in the text itself.

     (a) "ACCESS PERSON" means any director or officer of the general partner of Alliance, as well as any of the following persons:

          (i) any Employee who, in connection with his or her regular functions or duties --

               (A) makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

               (B) obtains information from any source regarding any change, or consideration of any change in Alliance's internal research coverage, a research rating or an internally published view on a Security or issuer; or

               (C) obtains information from any source regarding the placing or execution of an order for a Client account; and

          (ii) any natural person having the power to exercise a controlling influence over the management or policies of Alliance (unless that power is solely the result of his or her position with Alliance) who:

               (A) obtains information concerning recommendations made to a Client with regard to the purchase or sale of a Security;

               (B) obtains information from any source regarding any change, or consideration of any change in research coverage, research rating or a published view on a Security or issuer; and

               (C) obtains information from any source regarding the placing or execution of an order for a Client account.

     (b)  A Security is "being considered for purchase or sale" when:

          (i)  an  Alliance   research   analyst  issues  research   information
               (including as part of the daily morning call) regarding initial coverage of, or changing a rating with respect to, a Security;

          (ii) a portfolio manager has indicated (during the daily morning call or otherwise) his or her intention to purchase or sell a Security;

                                                                               4

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          (iii)a portfolio manager places an order for a Client; or

          (iv) a portfolio manager gives a trader discretion to execute an order for a Client over a specified period of time.

     (c) "BENEFICIAL OWNERSHIP" is interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), Rule 16a-1 and the other rules and regulations thereunder and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. For example, an individual has an indirect pecuniary interest in any Security owned by the individual's spouse. Beneficial Ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing "voting power" or "investment power," as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

     (d) "CLIENT" means any person or entity, including an investment company, for which Alliance serves as investment manager or adviser.

     (e)  "COMPLIANCE OFFICER" refers to Alliance's Compliance Officer.

     (f) "CONTROL" has the same meaning set forth in Section 2(a)(9) of the Investment Company Act.

     (g) "EMPLOYEE" refers to any person who is an employee of any member of the Alliance Group, including both part-time employees, as well as consultants (acting in the capacity of a portfolio manager, trader or research analyst) under the control of Alliance who, but for their status as consultants, would otherwise come within the definition of Access Person.

     (h) "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

     (i)  "INVESTMENT PERSONNEL" refers to:

          (i) any Employee who acts in the capacity of a portfolio manager, research analyst or trader;

          (ii) any Employee who assists someone acting in the capacity of a portfolio manager, research analyst or trader and as an assistant has access to information generated or used by portfolio managers, research analysts and traders (including, for example, assistants who have access to the Alliance Global Equity Review or the Alliance Fixed Income Review);

          (iii)any Employee who receives the Alliance Global Equity Review or the Alliance Fixed Income Review; or

          (iv) any  natural  person  who  Controls   Alliance  and  who  obtains
               information concerning recommendations made to a Client regarding the purchase or sale of securities by the Client.

     (j) "LIMITED OFFERING" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) thereof or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

     (k) "PERSONAL ACCOUNT" refers to any account (including, without limitation, a custody account, safekeeping account and an account maintained by an entity that may act in a brokerage or a principal capacity) in which an Access Person or Employee has any Beneficial Ownership and any such account maintained by or for a financial dependent. For example, this definition includes Personal Accounts of:

          (i) an Access Person's or Employee's spouse, including a legally separated or divorced spouse who is a financial dependent,

          (ii) financial dependents residing with the Access Person or Employee, and

          (iii)any person financially dependent on an Access Person or Employee who does not reside with that person, including financially dependent children away at college.

     (l) "PURCHASE OR SALE OF A SECURITY" includes, among other transactions, the writing or purchase of an option to sell a Security and any short sale of a Security.

     (m) "SECURITY" has the meaning set forth in Section 2(a)(36) of the Investment Company Act and any derivative thereof, commodities, options or forward contracts, except that it shall not include shares of open-end investment companies registered under the Investment Company Act, securities issued by the Government of the United States, short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as are designated by the Compliance Officer.

     (n)  "SECURITY HELD OR TO BE ACQUIRED OR SOLD" means:

          (i) any Security which, within the most recent 15 days (1) is or has been held by a Client or (2) is being or has been considered by a Client (to the extent known by Alliance) or Alliance for purchase by the Client; and

          (ii) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security.

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     (o)  "SUBSIDIARY"  refers to either of the following types of entities with respect to which Alliance, directly or indirectly, through the ownership of voting securities, by contract or otherwise has the power to direct or cause the direction of management or policies of such entity:

          (i)  any U.S. entity engaged in money management; and

          (ii) any  non-U.S.   entity  engaged  in  money  management  for  U.S.
               accounts.


3.   APPLICATION

     (a) This Code and Statement applies to all Employees and to all other individuals who are Access Persons. Please note that certain provisions apply to all Employees while other provisions apply only to Access Persons and others apply only to certain categories of Access Persons who are also Investment Personnel (e.g., portfolio managers and research analysts).

     (b) Alliance will provide a copy of this Code and Statement to all Employees and all individuals who are Access Persons. In addition, the Compliance Officer will maintain lists of Access Persons and Investment Personnel, including a separate list of portfolio managers and research analysts.

4.   LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

     (a)  ALL EMPLOYEES

          It is the responsibility of each employee to ensure that all personal securities transactions are made in strict compliance with the restrictions and procedures in the Code and Statement and otherwise comply with all applicable legal and regulatory requirements.

          EMPLOYEES MUST HOLD ALL SECURITIES IN A PERSONAL ACCOUNT. This requirement applies to all types of personal securities transactions including, for example, the purchase of Securities in a private placement or other direct investment. In addition, employees may not take physical possession of certificates or other formal evidence of ownership. Personal securities transactions for employees may be effected only in a Personal Account and in accordance with the following provisions:

          (i)  DESIGNATED BROKERAGE ACCOUNTS

               Personal Accounts of an employee that are maintained as brokerage accounts must be held at the following designated broker-dealers:
               Donaldson, Lufkin & Jenrette Securities Corporation, DLJ Direct, Merrill Lynch & Co. or Charles Schwab. In addition, employees who currently maintain a Personal Account at Sanford C. Bernstein & Co., LLC should continue to use this account for all personal securities transactions.

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          (ii) SECURITIES BEING CONSIDERED FOR CLIENT PURCHASE OR SALE

               An employee may not purchase or sell a Security, or engage in any short sale of a Security, in a Personal Account if, at the time of the transaction, the Security is being considered for purchase or sale for a Client or is being purchased or sold for a Client. The following non-exhaustive list of examples illustrates this restriction:

               o An Alliance research analyst issues research information (including as part of the daily morning call) regarding initial coverage of, or changing a rating with respect to, a Security.

               o A portfolio manager has, during the daily morning call, indicated his or her intention to purchase or sell a Security.

               o A portfolio manager places an order in the Security to purchase or sell the Security for a Client.

               o    An open order in the Security exists on the trading desk.

               o An open limit order exists on the trading desk, and it is reasonably likely that the Security will reach that limit price in the near future.

          (iii)RESTRICTED LIST

               A Security may not be purchased or sold in a Personal Account if, at the time of the transaction, the Security appears on the Alliance Daily Restricted List and is restricted for Employee transactions. The Daily Restricted List is made available each business day to all Employees via Lotus Notes and the Alliance Alert.

          (iv) PRECLEARANCE REQUIREMENT

               An Employee may not purchase or sell, directly or indirectly, any Security in which the Employee has (or after such transaction would have) any Beneficial Ownership unless the Employee obtains the prior written approval to the transaction from the Compliance Department and, in the case of Investment Personnel, the head of the business unit in which the Employee works. A request for preclearance must be made in writing in advance of the contemplated transaction and must state:

               a.   the name of the Security involved,

               b. the number of shares or principal amount to be purchased or sold, and

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               c.   a response to all  questions  contained  in the  appropriate pre-clearance form.

               Preclearance requests will be acted on only between the hours of 10:00 a.m. and 3:30 p.m. Any approval given under this paragraph will remain in effect only until the end of the trading day on which the approval was granted.

               When a Security is being considered for purchase or sale for a Client or is being purchased or sold for a Client following the approval on the same day of a personal trading request form with respect to the same security, the Compliance Department is authorized to cancel the personal order if (x) it has not been executed and the order exceeds a market value of $50,000 or (y) the Compliance Department determines, after consulting with the trading desk and the appropriate business unit head (if available), that the order, based on market conditions, liquidity and other relevant factors, could have an adverse impact on a Client or on a Client's ability to purchase or sell the Security or other Securities of the issuer involved.

          (v)  AMOUNT OF TRADING

               No more than an aggregate of 20 securities transactions may occur in an Employee's Personal Accounts in any consecutive thirty-day period.

          (vi) DISSEMINATION OF RESEARCH INFORMATION

               An Employee may not buy or sell any Security that is the subject of "significantly new" or "significantly changed" research during a forty-eight hour period commencing with the first publication or release of the research. The terms "significantly new" and "significantly changed" include:

               a.   the initiation of coverage by an Alliance research analysts;

               b. any change in a research rating or position by an Alliance research analyst (unless the research analyst who makes the change advises the Compliance Department in writing that the change is the result of an unanticipated widely disseminated announcement or market event, e.g., the announcement of a major earnings warning as opposed to the research analysts independently rethinking his or her subjective assessment of the security); and

               c. any other rating, view, opinion, or advice from an Alliance research analyst, the issuance (or reissuance) of which in the opinion of such research analyst or head of research would be reasonably likely to have a material effect on the price of the security.


          (vii)BOARD MEMBER OR TRUSTEE

               No Employee shall serve on any board of directors or trustees or in any other management capacity of any unaffiliated domestic or foreign public company. No Employee shall serve on any board of directors or trustees or in any other management capacity of any domestic or foreign private company without prior written approval from the Employee's supervisor. After obtaining supervisor approval, the Employee must obtain the approval of Alliance's Chief Executive Officer. Final written authorization must be obtained from the Compliance Officer. The decision as to whether to grant such authorization will be based on a determination that such service would not be inconsistent with the interests of any client. Any employee who serves as a director or trustee of any private company must resign prior to the company becoming public.


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          (viii)INITIAL PUBLIC OFFERINGS

               No Employee shall acquire any direct or indirect Beneficial Ownership in any Securities in any Initial Public Offering.

          (ix)LIMITED OFFERINGS

               No Employee shall acquire any Beneficial Ownership in any Securities in any Limited Offering of Securities unless the Compliance Officer and the business unit head give express prior written approval and document the basis for granting or denying approval after due inquiry. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the individual by virtue of his or her position with the Alliance Group. Employees authorized to acquire Securities in a Limited Offering must disclose that investment when they play a part in any Client's subsequent consideration of an investment in the issuer, and in such a case, the decision of Alliance to purchase Securities of that issuer for a Client will be subject to an independent review by Investment Personnel with no personal interest in such issuer.

     (b)  ACCESS PERSONS

          In addition to the  requirements  set forth in  paragraph  (a) of this
          Section 4, the following restrictions apply to all Access Persons:

          (i)  SHORT SALES

               No Access Person shall engage in any short sale of a Security if, at the time of the transaction, any Client has a long position in such Security (except that an Access Person may engage in short sales against the box and covered call writing provided that these personal securities transactions do not violate the prohibition against short-term trading).

          (ii) SHORT-TERM TRADING

               All Access Persons are subject to a mandatory buy and hold of all Securities for 60 calendar days. An Access Person may, however, after 30 calendar days, sell a Security if the sale price is lower than the original purchase price (i.e., at a loss on the original investment). Any trade made in violation of this paragraph shall be unwound, or, if that is not practicable, all profits from the short-term trading must be disgorged as directed by the Compliance Officer.

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

          (iii)NON-EMPLOYEE ACCESS PERSONS

               Any non-Employee Access Person with actual knowledge that a Security is being considered for purchase or sale for a Client may not purchase or sell such Security.

     (c)  INVESTMENT PERSONNEL

          In addition to the requirements set forth in paragraphs (a) and (b) of this Section 4, the following restrictions apply to all Investment
          Personnel:

          (i)  BOARD MEMBER OR TRUSTEE

               No Investment Personnel shall serve on any board of directors or trustees or in any other management capacity of any private or public company without prior written authorization from the Compliance Officer based upon a determination that such service would not be inconsistent with the interests of any Client. This prohibition does not include non-profit corporations, charities or foundations; however, approval from the Investment Personnel's supervisor is necessary.

          (ii) RECEIPT OF GIFTS

               No Investment Personnel shall receive any gift or other thing of more than de minimis value from any person or entity, other than a member of the Alliance Group, that does business with Alliance on behalf of a Client, provided, however, that receipt of the following shall not be prohibited:

               a. an occasional breakfast, luncheon, dinner or reception, ticket to a sporting event or the theater, or comparable entertainment, that is not so frequent, so costly, nor so extensive as to raise any question of impropriety;

               b. a breakfast, luncheon, dinner, reception or cocktail party in conjunction with a bona fide business meeting; and

               c.   a gift approved in writing by the Compliance Officer.

     (d)  PORTFOLIO MANAGERS

          In addition to the  requirements  set forth in paragraphs (a), (b) and
          (c) of this Section 4, the following restrictions apply to all persons acting in the capacity of a portfolio manager of a Client account:

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          (i)  BLACKOUT PERIODS

               No person acting in the capacity of a portfolio manager shall buy or sell a Security for a Personal Account within seven calendar days before and after a Client trades in that Security. In the case of Client accounts managed by more than one portfolio manager, this restriction will apply to the portfolio manager who makes the decision to purchase or sell the relevant Security. If a portfolio manager engages in such a personal securities transaction during a blackout period, the Compliance Officer will break the trade or, if the trade cannot be broken, the Compliance Officer will direct that any profit realized on the trade be disgorged.

          (ii) ACTIONS DURING BLACKOUT PERIODS

               No person acting in the capacity of a portfolio manager shall delay or accelerate a Client trade due to a previous purchase or sale of a Security for a Personal Account. In the event that a portfolio manager determines that it is in the best interest of a Client to buy or sell a Security for the account of the Client within seven days of the purchase or sale of the same Security in a Personal Account, the portfolio manager should contact the Compliance Officer immediately who may direct that the trade in the Personal Account be canceled or take other appropriate relief.

          (iii)TRANSACTIONS CONTRARY TO CLIENT POSITIONS

               No person acting in the capacity of a portfolio manager shall purchase or sell a Security in a Personal Account contrary to investment decisions made on behalf of a Client, unless the portfolio manager represents and warrants in the personal trading request form that (x) it is appropriate for the Client account to buy, sell or continue to hold that Security and (y) the decision to purchase or sell the Security for the Personal Account arises from the need to raise or invest cash or some other valid reason specified by the portfolio manager and approved by the Compliance Officer and is not otherwise based on the portfolio manager's view of how the Security is likely to perform.

     (e)  RESEARCH ANALYSTS

          In addition to the requirements set forth in paragraphs (a), (b), (c) of this Section 4, the following restrictions apply to all persons acting in the capacity of a research analyst:

          (i)  BLACKOUT PERIODS

               No person acting as a research analyst shall buy or sell a Security within seven calendar days before and after making a change in a rating or other published view with respect to that Security. If a research analyst engages in such a personal securities transaction during a blackout period, the Compliance Officer will break the trade or, if the trade cannot be broken, the Compliance Officer will direct that any profit realized on the trade be disgorged.

          (ii) ACTIONS DURING BLACKOUT PERIODS

               No person acting as a research analyst shall delay or accelerate a rating or other published view with respect to any Security because of a previous purchase or sale of a Security in such person's Personal Account. In the event that a research analyst determines that it is appropriate to make a change in a rating or other published view within seven days of the purchase or sale of the same Security in a Personal Account, the research analyst should contact the Compliance Officer immediately who may direct that the trade in the Personal Account be canceled or take other appropriate relief.

          (iii)ACTIONS CONTRARY TO RATINGS

               No person acting as a research analyst shall purchase or sell a Security (to the extent such Security is included in the research analyst's research universe) contrary to an outstanding rating or a pending ratings change, unless (x) the research analyst represents and warrants in the personal trading request form that (as applicable) there is no reason to change the outstanding rating and (y) the research analyst's personal trade arises from the need to raise or invest cash or some other valid reason specified by the research analyst and approved by the Compliance Officer and is not otherwise based on the research analyst's view of how the security is likely to perform.

5.   EXEMPTED TRANSACTIONS

     (a) The pre-clearance requirements, as described in Section 4(a)(iv) of this Code and Statement, do not apply to:

          (i)  NON-VOLITIONAL TRANSACTIONS

               Purchases  or  sales  that  are  non-volitional  (including,  for example, any Security received as part of an individual's compensation) on the part of an Employee (and any Access Person who is not an Employee) or are pursuant to a dividend reinvestment plan (up to an amount equal to the cash value of a regularly declared dividend, but not in excess of this amount).

          (ii) EXERCISE OF PRO RATA ISSUED RIGHTS

               Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired. This exemption applies only to the exercise or sale of rights that are issued in connection with a specific upcoming public offering on a specified date, as opposed to rights acquired from the issuer (such as warrants or options), which may be exercised from time-to-time up until an expiration date. This exemption does not apply to the sale of stock acquired pursuant to the exercise of rights.

     (b) The restrictions on effecting transactions in a (1) Security being considered for purchase or sale, as described in Sections 4(a)(ii) and 4(b)(iii) or (2) that is the subject of "significantly new" or "significantly changed" research, as described in Section 4(a)(vi) of this Code and Statement, do not apply to:

          (i)  NON-VOLITIONAL TRANSACTIONS

               Purchases or sales that are non-volitional (including, for example, any Security received as part of an individual's compensation) on the part of an Access Person or are pursuant to a dividend reinvestment plan (up to an amount equal to the cash value of a regularly declared dividend, but not in excess of this amount).

          (ii) EXERCISE OF PRO RATA ISSUED RIGHTS

               Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired. This exemption applies only to the exercise or sale of rights that are issued in connection with a specific upcoming public offering on a specified date, as opposed to rights acquired from the issuer (such as warrants or options), which may be exercised from time-to-time up until an expiration date. This exemption does not apply to the sale of stock acquired pursuant to the exercise of rights.

          (iii)DE MINIMIS TRANSACTIONS -- FIXED INCOME SECURITIES

               Any  of  the  following  Securities,   if  at  the  time  of  the
               transaction, the Access Person has no actual knowledge that the Security is being considered for purchase or sale by a Client, that the Security is being purchased or sold by the Client or that the Security is the subject of significantly new or significantly changed research:

               a. Fixed income securities transaction involving no more than 100 units or having a principal amount not exceeding $25,000; or

               b. Non-convertible debt securities and non-convertible preferred stocks which are rated by at least one nationally recognized statistical rating organization ("NRSRO") in one of the three highest investment grade rating categories.

          (iv) DE MINIMIS TRANSACTIONS -- EQUITY SECURITIES

               Any  equity   Securities   transaction,   or  series  of  related
               transactions, involving shares of common stock and excluding options, warrants, rights and other derivatives, provided

               a. any orders are entered after 10:00 a.m. and before 3:00 p.m. and are not designated as "market on open" or "market on close";

               b. the aggregate value of the transactions do not exceed (1) $10,000 for securities with a market capitalization of less than $1 billion; (2) $25,000 for securities with a market capitalization of $1 billion to $5 billion and (3) $50,000 for securities with a market capitalization of greater than $5 billion; and

               c. the Access Person has no actual knowledge that the Security is being considered for purchase or sale by a Client, that the Security is being purchased or sold by or for the Client or that the Security is the subject of significantly new or significantly changed research.

                    PLEASE NOTE: Even if your trade qualifies for a de minimus exception, you must pre-clear your transaction with the Compliance Department in advance of placing the trade.

     (c)  NON-EMPLOYEE ACCESS PERSONS

          The restrictions on Employees and Access Persons, as described in Sections 4(a) and 4(b) of this Code and Statement, do not apply to non-Employee Access Persons, if at the time of the transaction involved, such person has no actual knowledge that the Security involved is being considered for purchase or sale.

     (d)  EXTREME HARDSHIP

          In addition to the exceptions contained in Section 5(a) and (b), the Compliance Officer may, in very limited circumstances, grant other exceptions under any Section of the Code and Statement on a case-by-case basis, provided:

          (i)  The individual seeking the exception  furnishes to the Compliance
               Officer:

               a. a written statement detailing the efforts made to comply with the requirement from which the individual seeks an exception;

               b. a written statement containing a representation and warranty that (1) compliance with the requirement would impose a severe undue hardship on the individual and (2) the exception would not, in any manner or degree, harm or defraud the Client or compromise the individual's or Alliance's fiduciary duty to any Client; and

               c. any supporting documentation that the Compliance Officer may request;

          (ii) The Compliance Officer conducts an interview with the individual or takes such other steps the Compliance Officer deems appropriate in order to verify that granting the exception will not in any manner or degree, harm or defraud the Client or compromise the individual's or Alliance's fiduciary duty to any Client; and

          (iii)The Compliance Officer maintains, along with statements provided by the individual, a written record that contains:

               a.   the name of the individual;

               b. the specific requirement of Section 4 from which the individual sought an exception;

               c. the name of the Security involved, the number of shares or principal amount purchased or sold, and the date or dates on which the Securities were purchased or sold;

               d. the reason(s) the individual sought an exception from the requirements of Section 4;

               e.   the  efforts  the   individual   made  to  comply  with  the
                    requirements of Section 4 from which the individual sought to be excepted; and

               f. the independent basis upon which the Compliance Officer believes that the exemption should be granted.

     (e) Any Employee or Access Person who acquires an interest in any private investment fund (including a "hedge fund") or any other Security that cannot be purchased and held in a Personal Account shall be excepted from the requirement that all Securities be held in a Personal Account, as described in Section 4(a) of this Code and Statement. Such Employee or Access Person shall provide the Compliance Officer with a written statement detailing the reason why such Security cannot be purchased and held in a Personal Account. Transactions in these Securities nevertheless remain subject to all other requirements of this Code and Statement, including applicable private placement procedures, preclearance requirements and blackout period trading restrictions.

6.   REPORTING

     (a)  INITIAL HOLDINGS REPORTS

          Upon commencement of employment with a member of the Alliance Group, an employee must provide an Initial Holdings Report to the Compliance Officer disclosing the following:

          (i) all Securities beneficially owned by the employee (including the title, number of shares and/or principal amount of each Security beneficially owned);

          (ii) the name of any broker-dealer or financial institution where the employee maintains a Personal Account; and

          (iii)the date the report is submitted by the employee.

               This report must be submitted no later than 10 days after joining Alliance.

     (b)  ANNUAL HOLDINGS REPORTS BY EMPLOYEE ACCESS PERSONS

          Each Access Person must, by January 30 of each year, provide an annual holdings report to the Compliance Officer disclosing the following:

          (i) all Securities beneficially owned by the Access Person (including the title, number of shares and/or principal amount of each Security beneficially owned);

          (ii) the name of any broker-dealer or financial institution where the Access Person maintains a Personal Account; and

          (iii)the date the report is submitted by the Access Person.

               The information must be current as of a date not more than 30 days before the report is submitted. In the event that Alliance already maintains a record of the required information via account statements received from the Access Person's broker-dealer, an Access Person may satisfy this requirement by (i) confirming in writing (which may include e-mail) the accuracy of the record and (ii) recording the date of the confirmation.

     (c)  ACCESS  PERSONS WHO ARE NOT EMPLOYEES OF ALLIANCE

          Every Access Person who is not an Employee of Alliance, shall report to the Compliance Officer the information described in Section 6(a) and (b) as well as 6(e) below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership in the Security; provided, however, that such Access Person is not required to make a report with respect to transactions effected in any account over which the Access Person does not have any direct or indirect influence or control, including such an account in which an Access Person has any Beneficial Ownership.

     (d)  AFFILIATED AND NON-AFFILIATED DIRECTORS

          As non-employee Access Persons, affiliated directors are also required to provide the Compliance Department with the information set forth in Sections 6(a) and 6(b), above. Non-affiliated directors are only required to provide the Compliance Department with the information set forth in Section 6(e) below.

     (e)  REPORT CONTENTS

          Every report of a non-Employee Access Person required by Section 6(c) above shall be in writing and shall be delivered not later than ten days after the end of the calendar quarter in which a transaction to which the report relates was effected, and shall contain the following information:

          (i) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

          (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) the price at which the transaction was effected; and

          (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

     (f)  REPORT REPRESENTATIONS

          Any such report may contain a statement that the report is not to be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     (g)  MAINTENANCE OF REPORTS

          The  Compliance  Officer shall  maintain the  information  required by
          Section 6 and such other records, if any, as are required by Rule 17j-1 under the Investment Company Act and Rule 204-2 under the Advisers Act. All reports furnished pursuant to this Section will be kept confidential, subject to the rights of inspection by the Compliance Officer, the Transaction Compliance Committee, the Securities and Exchange Commission and by other third parties pursuant to applicable law.

7.   ANNUAL VERIFICATIONS

     Each person subject to this Code and Statement must certify annually that he or she has read and understands this Code and Statement, recognizes that he or she is subject thereto and has complied with its provisions and disclosed or reported all personal Securities transactions required to be disclosed or reported by this Code and Statement. Such certificates and reports are to be given to the Compliance Officer.

8.   SANCTIONS

     Upon learning of a violation of this Code and Statement, any member of the Alliance Group, with the advice of the Compliance Officer, may impose such sanctions as it deems appropriate, including, among other things, censure, suspension or termination of service. Individuals subject to this Code and Statement who fail to comply with this Code and Statement may also be violating the federal securities laws or other federal and state laws. Any such person who is suspected of violating this Code and Statement should be reported immediately to the Compliance Officer.

                                  CERTIFICATION

     I hereby acknowledge receipt of the Code of Ethics and Statement of Policy and Procedures Regarding Personal Securities Transactions (the "Code and Statement") of Alliance Capital Management L.P. and its Subsidiaries. I certify that I have read and understand the Code and Statement and recognize that I am subject to its provisions. I also certify that I have complied with the requirements of the Code and Statement and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code and Statement.

          Name             _________________________________________
                                          (please print)
          Signature        _________________________________________

          Date             _________________________________________

                         SANFORD C. BERNSTEIN & CO., LLC

                                 CODE OF ETHICS



                                     PART II

          CERTAIN ADDITIONAL RULES OF CONDUCT AND TRADING RESTRICTIONS

              FOR STAFF MEMBERS OF SANFORD C. BERNSTEIN & CO., LLC

                               OTHER CONDUCT RULES

GIFTS
-----

     The following policies do not apply to personal gifts between staff members, or to personal gifts between a staff member and a family member or personal friend that are given or received outside of a business related setting.

     GIFTS RECEIVED BY STAFF MEMBERS

     You may not accept any gift (including gifts of tickets to sporting events or theatre where the person providing the entertainment is not present) other than gifts of nominal value (under $100) from any one person in any one year. Under no circumstances may you accept a gift of cash.

     ENTERTAINING CLIENTS

     You may engage in normal and customary business entertainment (such as business meals, sporting events and shows) provided that you are present for the event.

     GIFTS GIVEN BY STAFF MEMBERS

     You may not give or permit to be given anything of value, including gratuities, in excess of $100 per individual per year to any person where such payment or gratuity is in relation to the business of the recipient's employer. This limit applies, for example, to a gift of tickets to an event if you will not be accompanying the recipient to the event. The maximum is $50 if the recipient is a principal, officer or employee of the NYSE or its subsidiaries.

     You may give gifts of securities to charity, and we permit you to choose the securities you wish to give from any type of securities account. Please note the following regarding the charity's subsequent sale of those securities. If the charity's account is a managed account held at Bernstein, and the charity wishes to sell the gifted security, then the charity's account will compete equally (for allocation purposes) with the managed accounts of our other clients. If the charity's account is one for which you have the power to control the choice of securities to trade (and thus the charity's account is a brokerage account held at Bernstein), then the charity will be required to wait for client orders to be completed before selling the securities that it received from you.

     COMPENSATION TO CERTAIN EMPLOYEES OF OTHERS

     Bernstein is permitted by applicable regulations to pay for services of up to $200 per person per year to certain specified operations persons with the prior written consent of a Senior Vice President or Vice President of Operations. Such permitted recipients include a telephone clerk on the New York Stock Exchange floor who provides courtesy telephone relief to the Firm's floor clerk or handles orders for the Firm. Please refer to the Firm's Compliance Manual for detailed procedures regarding compensation of this type.

FINANCIAL INTEREST
------------------

     You may not act on the firm's behalf in any transaction involving persons or entities with whom you or your family has any significant connection or financial interest without prior written approval from our Board of Directors. You should direct to the office of the General Counsel any requests for approval from the Board of Directors. For purposes of this policy, your family includes parents, parents-in-law, spouse, siblings, siblings-in-law, children, children-in-law, or a person to whom you provide material support.

AWARDING CONTRACTS
------------------

     We must award orders, contracts and commitments to suppliers strictly based on merit and without favoritism. The Legal Department must review and approve all contracts for goods or services before execution, and an authorized Firm officer must sign each contract. The officer signing the contract must provide a copy of the final, signed version to the Legal Department for retention.

OUTSIDE DIRECTORSHIPS & OFFICERSHIPS AND OTHER OUTSIDE ACTIVITIES
-----------------------------------------------------------------

     Whether or not in connection with your duties and responsibilities at Bernstein, you may not accept the following without prior written approval from the Board of Directors:

o A directorship or officership of any company or organization (other than a charitable organization), regardless of whether you receive compensation, or

o Outside employment or remuneration from any source for any services performed (for example, consulting fees or finder's fees).

You must submit any requests for such approval in writing to the General Counsel. In a rare instance in which we grant your request to serve as a board member of a public company, we may require that you be isolated from making any decisions for our clients with respect to investing in that company.

     You may not use the firm's name in connection with any outside activity without prior written approval from our Board of Directors. You must submit any request for approval in writing to the General Counsel.

NO RECOMMENDATION OR SALE OF PRODUCTS OTHER THAN BERNSTEIN PRODUCTS
-------------------------------------------------------------------

     You may not recommend to clients that they participate in any securities transaction (including any private transaction) other than a Bernstein product. And, you may not receive "selling" or other compensation in connection with any securities transaction (including any private transaction) other than a Bernstein product.

PROPRIETARY INFORMATION
-----------------------

     IDENTITY OF COMPANIES ON OUR RESTRICTED LISTS

     Our firm maintains lists of securities relating to companies for which we have agreed to participate in an underwriting, or about which we intend to publish a research recommendation. You may not disclose outside our Firm the identity of securities on these lists, since the fact that we have listed a security may signal the market that we know of a significant development which may affect the price of the security.

     CLIENTS' PROPRIETARY INFORMATION

     You must never disclose confidential business or personal information, including names of clients, client account balances, financial information obtained from a client, or anticipated changes in the management or financial condition of a client, outside the normal and necessary course of the firm's business. This policy does not preclude you from sharing information about a client with his or her lawyers, accountants or other advisors upon the client's request.

     OUR RESEARCH

     Our firm gathers and develops information that we use to service our clients. For example, our Institutional Research Analysts publish "Black Book" reports. You may not disclose this information outside the firm except as required to perform your job duties. Also, any material marked "Not for External Distribution," including research prepared by investment management research analysts, should not be distributed outside the firm.

     OTHER

     During the course of your employment, you may have access to information relating to our business, including information that provides our firm with a competitive advantage. This confidential information may include, for example, information relating to our investment strategies, our investment management processes or systems, our existing or anticipated corporate activity, our financial condition or performance, or compensation paid to our staff. You may not disclose confidential information to anyone outside Bernstein except in the course of the proper exercise of your job duties.

RUMORS
------

     New York Stock Exchange rules, as well as our policy, prohibit the circulation of rumors concerning the affairs of any company, as well as the affairs of other NYSE member organizations, since rumors can influence securities prices. If a rumor comes to your attention, you must contact the Legal Department immediately and refrain from spreading the rumor.

COMMUNICATION WITH CLIENTS & THE PUBLIC
---------------------------------------

     Our Compliance Manual sets forth our policies and procedures regarding our communications with clients or other members of the public, with which you must comply. Also, you must comply with sections of our Compliance Manual governing our review of incoming and outgoing correspondence of certain staff members. In addition, when communicating with clients or the public, truthfulness and good taste are always required.

REPORTABLE EVENTS INVOLVING STAFF MEMBERS
-----------------------------------------

     We are required to notify regulatory authorities in the event that a staff member is involved in or is the subject of a "reportable event," for the most part when a staff member faces actual or potential disciplinary action or finds him or herself in some other kind of legal or regulatory trouble. While we are likely to become aware of certain types of reportable events in the course of our supervision of staff members, we may not necessarily be aware of all reportable events without your disclosure. In order to facilitate our firm's compliance with these requirements, you are required to notify the Legal
Department immediately in the event you, or a person under your supervision, comes under scrutiny by our firm or any outside person or entity or engages in conduct warranting a higher level of supervisory oversight by our firm. For example, you must notify the our Legal Department if you, or a person under your supervision:

o    violates a law or regulation,  or any agreement with or rule or standard of
     any  government  agency,   self-regulatory   organization  or  business  or
     professional organization;

o    is the subject of any customer complaint;

o    is named as a defendant or respondent in any proceeding;

o is denied registration or membership or is disciplined by any regulatory or self-regulatory organization;

o makes any false or misleading statement, or omits a fact required to be disclosed, in connection with any matter involving a regulatory agency, whether in connection with an application, report, proceeding or otherwise;

o is arrested, or is charged with, convicted of, pleads guilty to, or pleads no contest to, any criminal offense (other than minor traffic violations);

o has any association with an entity or person which was disciplined, suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization, or which was convicted of, or pleaded no contest to, any criminal offense;

o makes a compromise with creditors, files a bankruptcy petition or is the subject of an involuntary bankruptcy petition;

o    is or may become the subject of any internal disciplinary action;

o    violates rules of our firm including this Code.

SPECIAL RESTRICTIONS FOR:
------------------------

|X|  INSTITUTIONAL RESEARCH ANALYSTS
|X|  INSTITUTIONAL RESEARCH ASSOCIATES

o You must sell all holdings in a security upon your initiation of research coverage of that security. In other words, you may not recommend purchase of a security that you hold. The applicable Director of Institutional Research may grant discretionary exceptions to this policy (in consultation with the Legal Department) based on factors including:

>>   the length of time since your last purchase of the security,
>>   your intent regarding future holding of the security,
>>   reasons for your original purchase,
>>   the liquidity, capitalization and volatility of the security, and
>> the size of your holding (in both absolute terms and relative to your overall portfolio).

          The Director might condition an exception on your agreement to hold the security until we have disseminated to our institutional clients a recommendation that the security is rated "underperform." The Director also might grant limited exceptions for new employees with respect to securities purchased before joining us.

o With respect to securities you cover, you may purchase only securities that you rate "outperform," and you may sell only securities that you rate
     "underperform." You may neither buy nor sell securities that you rate "marketperform." To obtain an exemption from this policy, you will need the written approval of your supervisor and the Legal Department, which might consider such factors as the length of your holding period, the size of your holding in absolute terms and relative to your other holdings, and the reasons for the proposed trade.

o    You may not trade options of any kind in securities you cover.

o    You may not "short" securities you cover.

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